Exhibit 99.1

April 23, 2007	Contact: Yvonne Gill 570-724-0247 yvonneg@cnbankpa.com
C&N ANNOUNCES FIRST QUARTER 2007 UNAUDITED FINANCIAL RESULTS
FOR IMMEDIATE RELEASE:
     WELLSBORO, PA — Citizens & Northern Corporation announced the unaudited, consolidated financial results for Citizens & Northern Corporation and subsidiaries for the three-month period ended March 31, 2007, which are highlighted below:
•	Net Income totaled $2,458,000 in the first quarter 2007, as compared to net income of $2,820,000 in the first quarter 2006. Net Income Per Share was $0.30 (Basic and Diluted) in the first quarter 2007, as compared to $0.34 (Basic) and $0.33 (Diluted) in the first quarter 2006.

•	Return on Average Assets was 0.88% for the first quarter 2007, as compared to 0.98% for the first quarter 2006. Return on Average Equity was 7.54% for the first quarter 2007, as compared to 8.51% for the first quarter 2006.

•	Cash Dividends declared by C&N were $0.24 per share in the first quarter 2007 and 2006.

•	Total assets amounted to $1,120,959,000 as of March 31, 2007, down 3.4% from March 31, 2006.

•	Net loans increased 6.8%, to $687,661,000 at March 31, 2007 from $644,071,000 at March 31, 2006.

•	Total deposits and repo sweep accounts increased 2.6%, to $797,525,000 at March 31, 2007 from $777,078,000 at March 31, 2006.

•	Assets under management by C&N’s Trust and Financial Management Group increased 11.0%, to $526,747,000 at March 31, 2007 from $474,708,000 at March 31, 2006.

•	Tangible Equity/Tangible Assets Ratio was 11.33% at March 31, 2007.

     The net interest margin decreased $342,000, or 4.0%, in the first quarter 2007 as compared to the first quarter 2006. The yield curve has been flat or inverted throughout 2006 and 2007, causing interest rates paid on liabilities (mainly deposits and borrowings) to increase more than the rates of interest earned on loans and investment securities. Further, the flat or inverted yield curve has limited opportunities to earn a positive spread from maintaining borrowed funds and holding investment securities. Accordingly, C&N has sold securities and repaid borrowings throughout much of 2007 and 2006. The balance of available-for-sale securities was $85,195,000 lower at March 31, 2007 than one year earlier, and the March 31, 2007 balance of short-term and long-term borrowings was $62,337,000 lower than one year earlier.
     Noninterest expense increased $404,000 (5.2%) in the first quarter 2007 over the same period in 2006. Compensation-related expense increased $315,000, or 7.1% in the first quarter 2007 over the first quarter 2006. The increase in compensation-related expense included the effects of new positions added in late 2006 for lending and Trust and Financial Management services in New York State. Recently, regulatory permission has been received to offer Trust and Financial management services through the Canisteo and South Hornell, NY (First State Bank) locations, and management expects to begin offering Trust and Financial Management services at the New York State locations in the second quarter 2007. Compensation expense for the first quarter 2007 also included $63,000 of stock option expense. Stock option expense has been calculated using an option pricing model to estimate the fair value of stock options awarded. There was no stock option expense in the first quarter 2006. Occupancy expense increased $80,000, or 14.7%, in the first quarter 2007 over the first quarter 2006, mainly because of depreciation and other expenses associated with facilities that were constructed or expanded in 2006, including the Old Lycoming Township office and the Administration building in Wellsboro (both of which opened in March 2006) and the Hornell office (renovations completed in October 2006).
     Net realized gains from sales of securities amounted to $1,167,000 in the first quarter 2007, as compared to $1,315,000 in the first quarter 2006. Most of the gains realized in both periods were from sales of bank stocks.
     The income tax provision increased to $558,000, or 18.5% of pre-tax income, in the first quarter 2007, from $426,000, or 13.1% of pre-tax income, in the first quarter 2006. The higher income tax rate in 2007 reflects management’s decision to reduce the portion of assets held in municipal bonds, in an effort to reduce alternative minimum tax.
     The provision for loan losses was $229,000 in the first quarter 2007, down from $600,000 in the first quarter 2006. The higher loan loss provision in the first quarter 2006 reflected management’s concerns at that time about possible charge-offs related to a few large commercial loans. In the second quarter 2006, settlements were reached on those loans, resulting in charge-offs that were significantly less than the estimated allowances that had been previously established.

     Noninterest revenue increased $293,000 in the first quarter 2007 over the first quarter 2006. The largest increases in noninterest revenue were from Trust and Financial Management services, which generated an increase of $171,000 (33.5%), and an increase of $59,000 in fees related to commercial letters of credit.
     Looking forward, the merger of Citizens Bancorp, Inc. into Citizens & Northern Corporation is expected to close on May 1, 2007. All regulatory approvals have been received, and the Citizens Bancorp, Inc. shareholders approved the merger, with 99.99% of the shares voted in favor, at their April 16, 2007 special meeting. Citizens Bancorp, Inc., with total assets of approximately $144 million as of March 31, 2007, is the parent company of Citizens Trust Company, with offices in Coudersport, Port Allegany and Emporium, PA. These locations will become offices of Citizens & Northern Bank, effective May 1, 2007, and are expected to operate under the name, “Citizens Trust Company, a Division of Citizens & Northern Bank.”
     Citizens & Northern Corporation is the parent company of Citizens & Northern Bank and First State Bank. Citizens & Northern Bank is a local, independent community bank providing complete financial, investment and insurance services through 21 full service offices throughout Tioga, Bradford, Sullivan and Lycoming counties in Pennsylvania. First State Bank provides banking services through its offices in Canisteo and South Hornell, NY. C&N can be found on the worldwide web at www.cnbankpa.com. First State Bank can be found on the web at www.fsbcanisteo.com. The Company’s stock is listed on NASDAQ Capital Market Securities under            the symbol CZNC.
Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability to achieve anticipated acquisition related operational efficiencies, the ability to enhance revenues through increased market penetration, expanded lending capacity and product offerings and other risks detailed from time to time in Citizens & Northern’s SEC filings, including Forms 10-Q and 10-K (copies of which are available from Citizens & Northern without charge in hard copy or online at www.sec.gov). Citizens & Northern and Citizens disclaim any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.